Exhibit 5.1                                                       March 27, 2003




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE:      VAPOR FUEL TECHNOLOGIES, INC.

Ladies and Gentlemen:

         This firm is counsel for Vapor Fuel Technologies, Inc., a Nevada corporation (the "Company"). As such, we are familiar with the Articles of Incorporation and Bylaws of the Company. We have also acted as counsel for the Company with respect to certain matters in connection with the preparation of the Registration Statement on Form SB-2 registering 200,000 shares of Common Stock, par value $0.005 (the "Shares"), under the Securities Act of 1933. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth below.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation validly existing and in good standing under the laws of the State of Nevada; and

         2. The Shares, when issued, will be duly and validly issued, fully paid and nonassessable.

         We acknowledge that we are referred to under the heading "Legal Matters" of the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,



                                            /s/ Quarles & Brady Streich Lang LLP



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